Exhibit 99.1

Advertisement: This announcement is an advertisement for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”) relating to the intention of Iveco Group N.V. (the “Company”) to proceed with the proposed first admission to listing and trading of all of the common shares of the Company on the regulated market of Euronext Milan (the “Admission”). This announcement does not constitute or form part of a prospectus within the meaning of the Prospectus Regulation and has not been reviewed nor approved by any regulatory or supervisory authority in any jurisdiction, including any member state of the European Economic Area (each, an “EEA Member”), the United Kingdom and the United States. This announcement is for information purposes only and is not intended to constitute, and should not be construed as, an offer by or invitation by or on behalf of, the Company, CNH Industrial N.V (“CNH Industrial”), any of their advisors or any representative of the Company or CNH Industrial or any of their advisors, to purchase any securities or an offer to sell or issue, or the solicitation to buy securities by any person in any jurisdiction, including any EEA Member, the United Kingdom or the United States.

A prospectus has been prepared by the Company in connection with the Admission in the context of the intended separation of the relevant business segments from CNH Industrial to the Company by way of a Dutch law statutory demerger (afsplitsing) (the “Demerger”), which prospectus was approved by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten, the “AFM”) on November 11, 2021 (the “Prospectus”). Potential investors should read the Prospectus before making an investment decision in order to fully understand the potential risks and rewards associated with the decision to invest in the shares in the Company. The approval of the Prospectus by the AFM should not be understood as an endorsement of the quality of the shares in the Company or the Company. Additionally, the Prospectus may be amended or supplemented prior to the date of Admission in relation to, amongst other things, any significant new factors which may have arisen after the date of publication of the Prospectus. A copy of the Prospectus is available on the website of the Company (www.ivecogroup.com/investor_relations/demerger_documents).

Fitch Ratings assigns Iveco Group N.V. expected Long-Term Issuer Default Rating of ‘BBB-(EXP)’

Turin, December 9, 2021

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) announces that on December 9, 2021, Fitch Ratings assigned Iveco Group N.V. an expected Long-Term Issuer Default Rating (IDR) of ‘BBB-(EXP)’. The Outlook is Stable.

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) is a global leader in the capital goods sector with established industrial experience, a wide range of products and a worldwide presence. Each of the individual brands belonging to the Company is a major international force in its specific industrial sector: Case IH, New Holland Agriculture and Steyr for tractors and agricultural machinery; Case and New Holland Construction for earth moving equipment; Iveco for commercial vehicles; Iveco Bus and Heuliez Bus for buses and coaches; Iveco Astra for quarry and construction vehicles; Magirus for firefighting vehicles; Iveco Defence Vehicles for defence and civil protection; and FPT Industrial for engines and transmissions. More information can be found on the corporate website: www.cnhindustrial.com

CNH Industrial N.V. Corporate Office: 25 St James’s Street London, SW1A 1HA

Iveco Group, after the completion of the demerger announced on November 11, 2021 (and expected to be consummated on December 31, 2021), will be the parent company of the trucks and specialty vehicles, powertrain and related financial services businesses currently held by CNH Industrial. Iveco Group will therefore own and operate eight unique, yet unified commercial brands: IVECO, a pioneering champion that designs, manufactures and commercializes heavy, medium and light duty commercial vehicles; FPT Industrial, a global leader in providing its vast array of advanced powertrain technologies to customers in agriculture, construction, marine, power generation, and commercial vehicles alike; IVECO BUS and HEULIEZ, premium and mass-transit bus and coach brands; Iveco Defence Vehicles, for highly-specialized defence and civil protection equipment; ASTRA, a global expert in large scale heavy duty quarry and construction vehicles; Magirus, the industry-reputed firefighting vehicle and equipment manufacturer; and IVECO CAPITAL, the financing arm which supports them all, serving as the cornerstone of Iveco Group’s new business models. Further information about Iveco Group are available on the company’s website www.ivecogroup.com

Media contacts:
E-mail: mediarelations@cnhind.com
Francesco Polsinelli, Tel: +39 335 1776091
Fabio Lepore, Tel: +39 335 7469007

Investor contacts
E-mail: investor.relations@cnhind.com
Federico Donati, Tel: +44 207 7660 386

Risk Factors
Investing in the Company involves certain risks. A description of these risks, which include risks relating to the Company as well as risks relating to the Demerger and the Common Shares (and Special Voting Shares) is included in the Prospectus. Potential investors should read the Prospectus before making an investment decision in order to fully understand the potential risks and rewards associated with the decision to invest in the Shares.

Earlier announcements related to the Demerger and Admission
On September 3, 2019, CNH Industrial announced the intention to separate the relevant business segments of the Company’s from CNH Industrial and to admit the Company’s shares to listing and trading on a regulated market. On June 11, 2021 and on July 5, 2021, CNH Industrial announced management changes for the Company in view of the Demerger and Admission. On October 18, 2021, CNH Industrial further announced that an Investor Day in respect of Iveco Group, ahead of the Demerger and Admission, is to be held on November 18, 2021. On November 11, 2021 CNH Industrial announced the approval of the Prospectus by the AFM and calling of the EGM in relation to the Demerger and the Company announced the publication of the Prospectus. These press releases are available on the corporate website of CNH Industrial (www.cnhindustrial.com/en-us/investor_relations).

DISCLAIMER

This announcement does not constitute a prospectus within the meaning of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 (the “Prospectus Regulation”), and shares in Iveco Group N.V. (the “Company”) will be distributed in circumstances that do not constitute “an offer to the public” within the meaning of the Prospectus Regulation. This announcement is not intended for distribution in jurisdictions that require prior regulatory review and authorization to distribute an announcement of this nature.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which they are released, published or distributed, should inform themselves about, and observe, such restrictions. This announcement is not for release, publication or distribution in whole or in part, directly or indirectly, in or into any jurisdiction in violation of the relevant laws of such jurisdiction.

This announcement is an advertisement and not a prospectus within the meaning of the Prospectus Regulation. With respect to the member States of the European Economic Area, no action has been undertaken or will be undertaken to make an offer to the public of the securities referred to herein requiring a publication of a prospectus in any relevant member State. As a result, the securities may not and will not be offered in any relevant member State except pursuant to a prospectus approved by the relevant market authorities in that member State or in accordance with the exemptions set forth in Article 3(2) of the Prospectus Regulation, if they have been implemented in that relevant member State, or under any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Regulation and/or to applicable regulations of that relevant member State. Additionally, the prospectus prepared by the Company in relation to the Demerger (as defined in this announcement) and Admission (as defined in this announcement) may be amended or supplemented prior to the date of Admission in relation to, amongst other things, any significant new factors which may have arisen after the date of publication of the Prospectus.

This announcement is not intended to constitute, and should not be construed as, an offer by or invitation by or on behalf of, the Company, CNH Industrial N.V. (“CNH Industrial”), any of their advisors or any representative of the Company or CNH Industrial or any of their advisors, to purchase any securities or an offer to sell or issue, or the solicitation to buy securities by any person in any jurisdiction, including any EEA Member, the United Kingdom or the United States.

The securities referred to herein may not be offered or sold in the United States of America absent registration or an applicable exemption from registration under the U.S. Securities Act of 1933, as amended. The Company and CNH Industrial do not intend to register all or any portion of the offering of the securities in the United States of America or to conduct a public offering of the securities in the United States of America.

This announcement does not constitute an offer of securities to the public in the United Kingdom. This announcement is being distributed to and is directed only at (i) persons who are outside the United Kingdom or (ii) persons who are investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) and (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”). Any investment activity to which this announcement relates will only be available to and will only be engaged with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this document or any of its contents.

This announcement may include statements, including with respect to CNH Industrial’s and the Company’s financial condition, results of operations, business, strategy, plans and outlook, including the impact of certain transactions. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes”, “estimates”, “anticipates”, “expects”, “intends”, “plans”, “targets”, “may”, “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements are made as of the date of this announcement. Although CNH Industrial and the Company believe that such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Such forward-looking statements are included for illustrative purposes only. Actual results may differ materially from the forward-looking statements as a result of a number of risks and uncertainties, many of which are outside CNH Industrial and the Company’s control.

CNH Industrial and the Company expressly disclaim any intention or obligation to provide, update or revise any forward-looking statements in this announcement to reflect any change in expectations or any change in events, conditions or circumstances on which these forward-looking statements are based.

The price and value of securities may go up as well as down. Persons needing advice should contact a professional adviser. Information in this announcement or any of the documents relating to the Admission and the Demerger cannot be relied upon as a guide to future performance. The Company may decide not to go ahead with the Admission and CNH Industrial may decide not to go ahead with the Demerger and there is therefore no guarantee that the Admission and the Demerger will occur. You should not base your financial decision on this announcement. Acquiring investments to which this announcement relates may expose an investor to a significant risk of losing all of the amount invested.